Independent Auditors' Consent
                          -----------------------------

The Shareholders and Board of Directors
JohnsonFamily Funds, Inc.:

We consent to the use of our report dated December 16, 2003, incorporated herein by reference, for JohnsonFamily Funds, Inc. which are comprised of the JohnsonFamily Large Cap Value Fund, JohnsonFamily Small Cap Value Fund, JohnsonFamily International Value Fund and JohnsonFamily Intermediate Fixed Income Fund as of October 31, 2003, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information in the Registration Statement.


/s/ KPMG LLP


Philadelphia, Pennsylvania
February 26, 2004